EXHIBIT 10.47
EXECUTION COPY
VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”) is entered into as of December 21, 2010, by and among The GEO Group, Inc., a Florida corporation (“Parent”), GEO Acquisition IV, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Persons whose names are set forth on the signature pages hereto under the caption “Stockholders” (each individually, a “Stockholder,” and collectively, the “Stockholders”).
RECITALS
     WHEREAS, as of the date of this Agreement, each Stockholder owns the number of shares of Common Stock, par value $0.01 per share (the “Company Stock”), of BII Holding Corporation (the “Company”) set forth opposite such Stockholder’s name on Schedule A attached hereto;
     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Agreement and Plan of Merger, dated as of December 21, 2010 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Parent, Merger Sub, the Company, BII Investors IF LP, in its capacity as the stockholders’ representative thereunder, and AEA Investors 2006 Fund L.P., pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”), and each share of Company Stock will be converted into the right to receive the consideration set forth in the Merger Agreement, in accordance with the terms of, and subject to the conditions set forth in, the Merger Agreement;
     WHEREAS, each of the Stockholders is a party to the Stockholders Agreement, dated as of August 15, 2008 (together with any amendments or supplements thereto, the “Stockholders Agreement”), among the Company and the stockholders party thereto; and
     WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent and Merger Sub have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. For purposes of this Agreement:
     (a) “Acquisition Proposal” means any bona fide offer or proposal, or any indication of interest in making a bona fide offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire, in one transaction or a series of transactions, beneficial ownership of at least 10% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries (as defined in the Merger Agreement), taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, in each case other than the Merger.
     (b) “Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     (c) “Governmental Authority” means any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body.
     (d) “Liens” mean any subleases, mortgages, pledges, liens, restrictions, security interests, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer.
     (e) “New Shares” means any shares of Company Stock (other than Owned Shares) acquired by a Stockholder at any time during the Voting Period.
     (f) “Owned Shares” means all of the shares of Company Stock owned by such Stockholder as of the date of this Agreement as set forth on Schedule A.
     (g) “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.
     (h) “Representative” means, with respect to any particular Person, the officers, directors, partners, employees, trustees, investment bankers, attorneys and other advisors or representatives of such Person.
     (i) “Transfer,” with respect to any share of Company Stock, means sell, grant, transfer, tender, assign, pledge, hypothecate, encumber or otherwise dispose of such share of Company Stock or the beneficial ownership thereof or any economic interest therein (including by operation of law), or enter into any contract, agreement or other obligation to effect any of the foregoing, including the transfer or sharing of any voting power with regard thereto.
     (j) “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY
     SECTION 2.1 Agreement to Vote. Each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall, with respect to the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date for any meeting (or any adjournment or postponement thereof) of, or any proposed action by written consent of, the holders of Company Stock at or in connection with which any of the holders vote or execute consents with respect to the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, (a) vote or execute consents, as applicable (or cause to be voted or a consent to be executed with respect to the Owned Shares or any New Shares owned by such Stockholder as of the applicable record date) in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement at any such meeting or in connection with any such written consent, and (b) vote or execute consents, as applicable (or cause to be voted or a consent to be executed with respect to the Owned Shares or any New Shares owned by such Stockholder as of the applicable record date) at any such meeting or in connection with any such written consent against (i) any Acquisition Proposal, (ii) any action, proposal, transaction agreement that would directly or indirectly result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement, and (iii) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Merger Agreement or the transactions contemplated thereby.
     SECTION 2.2 Stockholders Agreement. The Stockholders acknowledge that the Merger Agreement and the transactions contemplated thereby constitute a Sale of the Business (as defined in the Stockholders Agreement) and that the Stockholders include all parties defined as “AEA” in the Stockholders Agreement. Pursuant to Section 2.4(a) of the Stockholders Agreement, the Stockholders agree to make a written request to each Other Stockholder (as defined in the Stockholders Agreement) to vote all of its shares of Company Stock, at a special meeting of stockholders or by written consent in lieu of a meeting, in favor of the Merger Agreement and the transactions contemplated thereby. The Stockholders further agree, if necessary, to exercise the proxy granted pursuant to Section 2.4(a) of the Stockholders Agreement and, on behalf of such Other Stockholders, vote all of their shares of Company Stock, at a special meeting of stockholders or by written consent in lieu of a meeting, in favor of the Merger Agreement and the transactions contemplated thereby.
ARTICLE III
COVENANTS
     SECTION 3.1 Voting Period Restrictions. Each Stockholder agrees that such Stockholder shall not, during the Voting Period, (a) Transfer any or all of such Stockholder’s Owned Shares or New Shares, or any interest therein, or enter into any agreement with respect to the Transfer of any or all of such Stockholder’s Owned Shares or New Shares, or any interest therein, or (b) except pursuant to the terms of this Agreement, deposit any Owned Shares or New Shares into a voting trust, grant any proxy or enter into a voting agreement with respect to any

Owned Shares or New Shares; provided that the foregoing shall not prevent (i) the Transfer of Owned Shares or New Shares to an Affiliate of such Stockholder if such Affiliate agrees to be bound by the terms of this Agreement, or (ii) the conversion of any of the Owned Shares and New Shares into the right to receive the amounts set forth in the Merger Agreement in accordance with the terms of the Merger Agreement.
     SECTION 3.2 No Shop Obligations of Each Stockholder. During the Voting Period, each Stockholder agrees that such Stockholder shall not, and that such Stockholder shall use its reasonable best efforts to cause the Representatives of such Stockholder to not, directly or indirectly, (a) solicit, encourage or initiate any inquiry, proposal or offer from any Person (other than Parent and Merger Sub) relating to an Acquisition Proposal; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent and Merger Sub) relating to or in connection with an Acquisition Proposal; (c) approve, recommend or accept any proposal or offer from any Person (other than Parent and Merger Sub) relating to an Acquisition Proposal; or (d) enter into any letter of intent or any other agreement, arrangement or understanding relating in any respect to an Acquisition Proposal.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
     Each Stockholder hereby represents and warrants to Parent and Merger Sub as follows:
     SECTION 4.1 Authorization. Such Stockholder is duly organized and validly existing under the laws of its jurisdiction of organization and has all required power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (b) general principles of equity.
     SECTION 4.2 Ownership of Shares. As of the date hereof, all Owned Shares owned by such Stockholder are listed on Schedule A attached hereto. Also listed on Schedule A are any shares of Company Stock beneficially owned (as defined in the Securities Exchange Act of 1934, as amended) by such Stockholder in addition to the Owned Shares. Such Stockholder (a) has good and valid title to, and is the sole beneficial owner of, all of the Owned Shares listed opposite such Stockholder’s name on Schedule A hereto free and clear of any Liens, voting agreements or commitments of every kind that would violate or conflict with, or result in or give rise to a violation of or conflict with, or adversely affect the exercise or fulfillment of, such Stockholder’s covenants and obligations under this Agreement, and (b) has the sole power to vote (or cause to be voted or consents to be executed) and to Transfer (or cause to be Transferred) such Owned Shares without restriction, and no proxies through and including the date hereof given in respect of any or all of such Stockholder’s Owned Shares are irrevocable and any such proxies have been revoked. Such Stockholder has no beneficial ownership of any equity interest in the Company other than as listed on Schedule A attached hereto.

     SECTION 4.3 No Conflicts. (a) No filing with any Governmental Authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder or the performance by such Stockholder of such Stockholder’s obligations hereunder and (b) none of the execution and delivery of this Agreement by such Stockholder, or the performance by such Stockholder of such Stockholder’s obligations hereunder shall (i) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, (A) the organizational documents of such Stockholder or (B) any contract, instrument, agreement or other obligation, or any judgment, order, injunction, decree or award, to which such Stockholder is a party or by which it or any of such Stockholder’s Owned Shares may be bound, (iii) give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to any of the terms of any understanding, agreement, or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Owned Shares may be bound, or (iv) violate any Law applicable to such Stockholder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Each of Parent and Merger Sub hereby represents and warrants to each of the Stockholders as follows:
     SECTION 5.1 Authorization. Such party is duly organized and validly existing under the laws of its jurisdiction of organization and has all required power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by such party and, assuming it has been duly and validly authorized, executed and delivered by the Stockholders, constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (b) general principles of equity.
     SECTION 5.2 No Conflicts. The execution and delivery of this Agreement by such party does not and the performance of this Agreement by such party will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Authority that is binding on such party or any of its properties; or (iii) constitute a violation by such party of any Law applicable to such party.

ARTICLE VI
TERMINATION
     This Agreement shall terminate upon the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms. Upon the termination of this Agreement, neither Parent, Merger Sub nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that, with respect to termination pursuant to clause (i) above, Sections 7.2 and 7.4 through 7.10 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.
ARTICLE VII
MISCELLANEOUS
     SECTION 7.1 Waiver of Appraisal Rights and Actions. Each Stockholder hereby waives any rights of appraisal or rights to dissent (and any notices with regard to any such rights) from the Merger or the adoption of the Merger Agreement that such Stockholder may have under applicable law and shall not exercise or permit any such rights of appraisal or rights of dissent to be exercised with respect to such Stockholder’s Owned Shares or any New Shares.
     SECTION 7.2 Amendments, Waivers, etc. This Agreement may be amended by the parties at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking the action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
     SECTION 7.3 Enforcement of Agreement; Specific Performance. The Stockholders agree and acknowledge that Parent and Merger Sub would suffer irreparable damage in the event that any of the obligations of the Stockholders in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by the Stockholders. It is accordingly agreed by the Stockholders that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent and Merger Sub may be entitled at law or in equity.

     SECTION 7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile or e-mail (upon confirmation of receipt during normal business hours), (b) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the fifth Business Day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(a)	If to the Parent or Merger Sub, addressed to it at:
The GEO Group, Inc.
One Park Place
621 Northeast 53rd Street, Suite 700
Boca Raton, FL 33487
Attention: John J. Bulfin, Secretary
Facsimile: (561) 999-7635
and a copy (which shall not constitute notice) to:

Akerman Senterfitt
One Southeast Third Avenue, Suite 2800
Miami, Florida 33131

Attention:	Jose Gordo Scott A. Wasserman

Facsimile:	(305) 374-5095

(b)	If to the Stockholders, addressed to them at:
c/o AEA Investors LLC
55 East 52nd Street
New York, New York 10055

and a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004

Attention:	Christopher Ewan, Esq.
Facsimile:	(212) 859-4000
or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.
     SECTION 7.5 Headings; Titles. Headings and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.
     SECTION 7.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 7.7 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.
     SECTION 7.8 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties except that Parent may assign all of its rights, interests and obligations hereunder to any financing source of Parent or Merger Sub; provided, that, such assignment shall not relieve Parent of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of Parent and Merger Sub and their respective successors and assigns and shall be binding upon the Stockholders and the Stockholders’ successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Parent and Merger Sub, their respective successors and assigns and, in the case of the Stockholders, the Stockholders’ successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Stockholders shall take any further action and execute any other instruments as may be reasonably requested by Parent to effectuate the intent of this Agreement.
     SECTION 7.9 Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. The Stockholders hereby irrevocably and unconditionally consent to submit to the jurisdiction of the federal and state courts located in the State of Delaware in connection with any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any suit, action or proceeding relating thereto except in those courts), waive any defense or objection they may have or hereafter have relating to the laying of venue of any suit, action or proceeding in any such courts and agree not to plead or claim that any suit, action or proceeding brought therein has been brought in an inconvenient forum.
     SECTION 7.10 Counterparts; Facsimiles. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all of the parties. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.
(Signature page follows)

     IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

THE GEO GROUP, INC.
By:	/s/ Brian R. Evans
	Name:	Brian R. Evans
	Title:	Senior Vice President and Chief Financial Officer

GEO ACQUISITION IV, INC.
By:	/s/ Brian R. Evans
	Name:	Brian R. Evans
	Title:	Senior Vice President and Chief Financial Officer

[Voting Agreement]

STOCKHOLDERS:

AEA MIDDLE MARKET DEBT FUND (I) LP

By:	AEA MIDDLE MARKET DEBT GP LP, its general partner

By:	AEA MIDDLE MARKET DEBT MANAGEMENT GP LLC, its general partner

By:	/s/ Joseph D. Carrabino

	Name:	Joseph D. Carrabino
	Title:	President

AEA MIDDLE MARKET DEBT FUND (II) LP

By:	AEA MIDDLE MARKET DEBT GP LP, its general partner

By:	AEA MIDDLE MARKET DEBT MANAGEMENT GP LLC, its general partner

By:	/s/ Joseph Carrabino

	Name:	Joseph Carrabino
	Title:	President

AEA MIDDLE MARKET DEBT FUND (III) LLC

By:	AEA MIDDLE MARKET DEBT GP LP, its managing member

By:	AEA MIDDLE MARKET DEBT MANAGEMENT GP LLC, its general partner

By:	/s/ Joseph Carrabino

	Name:	Joseph Carrabino
	Title:	President
[Voting Agreement]

BII INVESTORS IF LP

By:	AEA BII INVESTORS IF LLC, its general partner

By:	/s/ Thomas J. Pryma

	Name:	Thomas J. Pryma
	Title:	Chairman

BII INVESTORS PF LP

By:	AEA BII INVESTORS PF LLC, its general partner

By:	/s/ Thomas J. Pryma

	Name:	Thomas J. Pryma
	Title:	Chairman

BII INVESTORS QP PF LP

By:	AEA BII INVESTORS PF LLC, its general partner

By:	/s/ Thomas J. Pryma

	Name:	Thomas J. Pryma
	Title:	Chairman
[Voting Agreement]

SCHEDULE A
STOCKHOLDERS

		Beneficial
Stockholder	Owned Shares	Ownership
BII Investors IF LP	910,420.75	0
BII Investors PF LP	6,484.32	0
BII Investors QP PF LP	135,344.93	0
AEA Middle Market Debt Fund (I) LP	2,682.14	0
AEA Middle Market Debt Fund (II) LP	966.70	0
AEA Middle Market Debt Fund (III) LLC	1,351.16	0